Exhibit 10.22

THE COMMON UNITS REPRESENTING LIMITED LIABILITY COMPANY INTERESTS (THE “INTERESTS”) OF NPC ACQUISITION HOLDINGS, LLC (THE “COMPANY”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED, EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT, OR AN EXEMPTION THEREFROM, AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

THE TRANSFER OF THIS RESTRICTED COMMON UNIT AGREEMENT, THE RESTRICTED COMMON UNITS IT REPRESENTS, AND THE COMMON UNITS COVERED BY THE AWARD ARE SUBJECT TO CERTAIN RESTRICTIONS, AS SET FORTH IN THIS AGREEMENT AND THE LLC AGREEMENT. NO REGISTRATION OR TRANSFER OF THIS AGREEMENT, THE RESTRICTED COMMON UNITS IT REPRESENTS, OR THE COMMON UNITS COVERED BY THE AWARD SHALL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE TRANSFER OF THIS AGREEMENT, THE RESTRICTED COMMON UNITS IT REPRESENTS, AND THE COMMON UNITS COVERED BY THE AWARD ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF ONE OR MORE FRANCHISE AGREEMENTS WITH PIZZA HUT, INC. AND TO THE RESTRICTIVE PROVISIONS OF THE ORGANIZATIONAL DOCUMENTS OF THE COMPANY. PLEASE REFER TO THOSE DOCUMENTS FOR THE TERMS OF THE RESTRICTIONS.

NPC Acquisition Holdings, LLC

Restricted Common Unit Bonus Award Agreement

“Participant”: James Schwartz

“Date of Award”: May 5, 2010

This Restricted Common Unit Bonus Award Agreement (the “Agreement”), effective as of the Date of Award set forth above, represents an Award of restricted Common Units (the “Restricted Common Units”) by NPC Acquisition Holdings, LLC, a Delaware limited liability company (the “Company”), to the Participant that is provided as an additional discretionary bonus pursuant to the Board of Directors’ authority under Section 4.2(b) of the Participant’s Amended and Restated Employment Agreement, dated as of December 29, 2008 (the “Employment Agreement”).

The parties hereto agree as follows:

(A)	Grant of Restricted Common Units. The Company hereby grants to the Participant 214,694 Restricted Common Units, subject to the terms and conditions of this Agreement.

(B)	Lapse of Restrictions.

(1)	Subject to Section D of this Agreement, the Restricted Common Units do not provide the Participant with any rights or interests in the underlying Common Units unless and until the applicable restrictions lapse. The restrictions on the Restricted Common Units will lapse as follows: (x) as to 71,564 Restricted Common Units on December 31, 2010, (y) as to 71,565 Restricted Common Units on December 31, 2011, and (z) as to the remaining 71,565 Restricted Common Units on December 31, 2012 (each of these dates, a “Vesting Date”). In addition, the lapse of restrictions shall accelerate on the occurrence of a Change in Control.

(2)	In the event that the Participant is involuntarily terminated by the Company without Cause prior to the third anniversary of the Date of Award, then the Restricted Common Units shall continue to vest in accordance with the terms hereof as if the Participant had not terminated employment. If the Participant’s employment with the Company terminates prior to the lapse of restrictions on the Restricted Common Units for any other reason, however, the Restricted Common Units for which the restrictions have not then lapsed shall terminate immediately and be of no further force or effect.

(C)	Vested Common Units. As soon as practicable after the lapse of restrictions in accordance with Section (B)(1) above, Common Unit certificates shall be issued in the Participant’s name. The Company and the Company’s stock program administrator (the “Administrator”) shall maintain a record of all information pertaining to the Participant’s rights under this Agreement.

(D)	Rights as Unitholder. The Participant shall have no rights as a unitholder with respect to any Common Units covered by the Restricted Common Units until such time as the conditions set forth in this Agreement have been satisfied, and the Common Units have been issued and delivered to the Participant. Without limiting the foregoing, the Common Units that are the subject of this Agreement shall be subject to the terms of the LLC Agreement. To the extent that dividends become payable to the holders of the Common Units, the Participant shall receive such dividends with respect to the vested Common Units, and any dividend that would be payable with respect to the Restricted Common Units shall accrue and become payable if and to the extent that the Restricted Common Stock Unit becomes vested.

(E)	Transferability. Restricted Common Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. Any attempted sales, transfer, pledge, assignment, alienation or hypothecation not specifically permitted hereunder shall be null and void without effect.

(F)	Mandatory Calls of Underlying Common Units. Upon the occurrence of a Call Event (as defined in the LLC Agreement), the Company shall require the Participant to sell all, but not less than all, and the Company shall purchase all, but not less than all, of the Participant’s vested Common Units that are the subject of this Award in an amount equal to the product of (A) the lower of (x) the Issue Price and (y) the Fair Value Price as of the date of termination, times (B) the number of Common Units covered by this Award; provided, however, that upon the occurrence of a Call Event due to the Participant’s death, Permanent Disability, Retirement, termination of the employment of the Participant without Cause or resignation with Good Reason, the price paid for the then-vested Common Units shall be an amount equal to the product of (A) the greater of the Issue Price and the fair market value (as determined by the Board in its discretion) as of the Participant’s date of death, Permanent Disability, Retirement, termination without Cause or resignation with Good Reason, times (B) the number of Common Units covered by the Award, and the unvested portion of the Award shall be forfeited. In addition, as of each Vesting Date, at the election of the Participant, the Company shall repurchase up to 40% of the Common Units underlying the part of the Restricted Common Unit Award vesting as of that Vesting Date in order for the Participant to satisfy his tax obligations at the fair market value (as determined by the Board in its discretion) as of the Vesting Date.

(G)	Capital Adjustments.

(1)	Dilution and other Adjustments. In the event the outstanding Common Units shall be changed due to a reclassification, recapitalization, merger, dividend, equity split or any other transaction, the number of Common Units outstanding under this Agreement shall be proportionately adjusted to reflect such event, and the Board shall make such adjustments as it deems appropriate and equitable in the number and kind of securities subject to the Award, and as to any other matters which relate to Common Units and that are affected by the events referred to above. Such adjustments shall be final, conclusive and binding for all purposes.

(2)

Effect of Reorganization. In the event that (i) the Company is merged or consolidated with another entity, (ii) all or substantially all the assets of the Company are acquired by another corporation, person or entity, or (iii) the Company is reorganized, dissolved or liquidated (each such event in (i), (ii) or (iii) being hereinafter referred to as a “Reorganization Event”), then the Committee may in its sole discretion, subject to any other provisions of this Agreement applicable to such Reorganization Event, make upon consummation of such Reorganization Event any or all of the adjustments described in Section G(1) as are necessary or advisable in the sole discretion of the Committee to provide the Participant with an economic benefit that is not materially different from that to which he would have been entitled had such event not occurred (as determined by the Committee in its sole discretion).

(H)	Miscellaneous.

(1)	This Agreement provides a complete description of the terms and conditions governing the award of Restricted Common Units covered hereby. This Agreement shall be administered by the Committee in its sole and absolute discretion and all determinations made by the Committee hereunder shall be final, binding and conclusive on all parties having an interest therein.

(2)	The grant of Restricted Common Units and the other obligations of the Company under this Agreement shall be subject to the obligations of the Company under the Franchise Agreements. Common Units shall not be issued unless the issuance and delivery of the Common Units complies with all relevant provisions of the Franchise Agreements and any other policies of the Franchisor with respect to transfer or ownership of Common Units. By accepting an award of Restricted Common Units and acquiring the underlying Common Units, the Participant agrees to comply with all of the obligations required of a holder of any direct or indirect beneficial or legal ownership interest in the Company under the terms of the Franchise Agreements. The Board, in its sole discretion, but only to the extent not creating an impermissible deferral under Section 409A, may postpone the settlement of any Restricted Common Units as the Board may consider appropriate and may require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of any such securities in compliance with the Franchise Agreements.

(3)	The Company may delay any cash payment with respect to all or a portion of any Common Unit that could cause or be reasonably likely to cause, a default or an event of default of the Company under any guarantee or other agreement under which the Company, or any of its Affiliates has borrowed money or guaranteed any such loan, or if such cash payment would constitute or is reasonably likely to constitute a breach, or result in a default or an event of default of the Company under such agreement, until such time as the payment can be made without such breach or default. In such event, the Company shall issue a promissory note to the Participant in an amount equal to the obligation.

(4)	The Committee shall have the right to impose such restrictions on any Common Units acquired pursuant to this Agreement as it deems necessary or advisable under applicable federal securities laws, the rules and regulations of any stock exchange or market upon which such Common Units are then listed or traded, and/or any blue sky or state securities laws applicable to such Common Units. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of this Agreement, all of which shall be binding upon the Participant.

(5)	The Committee may terminate, amend, or modify this Agreement at any time; provided, however, that no such termination, amendment, or modification may adversely affect, in any material respect, the Participant’s rights under this Agreement, without the written consent of the Participant.

(6)	Notwithstanding any contrary provision in this Agreement, if any provision of the Agreement contravenes any regulations or guidance promulgated under Section 409A or could cause the Restricted Common Units to be subject to the interest and penalties under Section 409A, that provision may be modified by the Company without consent of the Participant to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. Moreover, any discretionary authority that the Board or Committee may have pursuant to this Agreement shall not be applicable to Restricted Common Units that become subject to Section 409A, to the extent such discretionary authority will contravene Section 409A. This Section I(6) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the Award will not be subject to interest and penalties under Section 409A.

(7)	Delivery of the Common Units underlying the Award will be subject to the Participant satisfying all applicable federal, state, local and foreign tax (including the Participant’s FICA obligation) and other withholding obligations. The Company shall have the power and the right to deduct or withhold from all amounts payable to the Participant (or the Participant’s personal representative or Beneficiary, as the case may be) in connection with the Award, or require the Participant (or the Participant’s personal representative or Beneficiary, as the case may be) to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law.

(8)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to approvals by any governmental agencies or national securities exchanges as may be required, or as the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Agreement.

(9)	All obligations of the Company under this Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(10)	To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(I)	Definitions.

Affiliate. With respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with, such first person or entity. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity, whether through the ownership of voting securities, by contract or otherwise.

Board. The Managing Member of the Company, or its designees.

Beneficiary. The individual identified in writing by the Participant to receive benefits under this Agreement in the event of the Participant’s death. A Participant may at any time change his beneficiary designation without notice to, or consent of, any previously designated Beneficiary, by giving prior written notice to the Company, such notice to be effective on the date it is received by the Company. In the event a Participant has not designated a Beneficiary at the time of his death, his estate shall be deemed his Beneficiary.

Cause. Shall have the meaning assigned thereto under the Employment Agreement.

Change in Control. The first of any of the following events to occur after the Effective Date:

(1) any independent third party (which shall exclude any Affiliates of the Company) (x) by merger or otherwise is or becomes the direct beneficial owner of more than 50% of the combined voting power of the then-outstanding securities of the Company, NPC International or any other entity all or substantially all of whose assets consist of all the outstanding equity interests of the Company or NPC International, or (y) has the right to appoint a majority of the members of the Board, in each case other than by a merger or other transaction in which the unitholders of the Company immediately prior to the merger own a majority of the equity interests of the surviving entity or its parent; or

(2) the Company or NPC International adopts a plan of complete liquidation (other than a liquidation into any Company Affiliate) of the Company or NPC International or consummates the sale or disposition by the Company or NPC International of all or substantially all of the Company’s assets to an independent third party.

Code. The U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Committee. The Compensation Committee of the Board, or if none, the Board.

Common Units. Have the meaning ascribed to such term in the LLC Agreement, or any other securities into which such interests shall thereafter be changed by reason of a recapitalization, merger, consolidation, equity split, combination, exchange of interests or the like.

Fair Value Price. The price per Common Unit as of the date of determination, determined by the Committee pursuant to a formula based upon NPC International’s consolidated earnings from continuing operations before interest, taxes and depreciation or amortization for the four full fiscal quarters ending immediately preceding the date of determination multiplied by 6.0, less funded net debt, plus proceeds from the exercise of options, divided by the Fully Diluted Outstanding. Adjustments to the Fair Value Price may be made, in the sole discretion of the Committee, to account for a full year effect of acquisitions and divestitures, and for other extraordinary gains or losses.

Franchise Agreements. Means any location, territory or other franchise agreement pursuant to which the Franchisor has granted the Company or any Subsidiary of the Company the right to own and/or operate restaurants.

Franchisor. Means Pizza Hut, Inc. or its Affiliates.

Fully Diluted Outstanding. Means the total number of Common Units in the Company, including Common Units underlying options granted, calculated on a fully diluted basis.

Good Reason. Shall have the meaning assigned thereto under the Employment Agreement.

Issue Price. Means $1.16 per Common Unit.

LLC Agreement. Means the Amended and Restated Limited Liability Company Agreement of the Company, as the same may be amended from time to time in accordance with its terms.

NPC International. NPC International, Inc., a Kansas corporation, and its successors.

Permanent Disability. Shall have the meaning assigned thereto under the Employment Agreement.

Qualified Physician. Shall have the meaning assigned thereto under the Employment Agreement.

Subsidiary. A Subsidiary of any person shall mean any entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such person or by one or more Subsidiaries of such person; and (ii) if a partnership, association, limited liability company or other entity, (A) the general partner or similar managing entity and (B) a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination beneficially owned or controlled, directly or indirectly, collectively or individually, by such person or by one or more Subsidiaries of such person. The Company and its Subsidiaries shall be deemed to own a majority ownership interest in any partnership, association, limited liability company or other entity if the Company or its Subsidiaries shall control the general partner or managing member or managing director of any such entity.

(I)

Acceptance of Award. Acceptance of this Award requires the Participant to complete and sign this Agreement and return the signed copy to the Company, c/o NPC International, 7300 West 129th St., Overland Park, KS 66213, no later than thirty (30) days after receipt of this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by the Company by one of its duly authorized officers as of the Date of Award.

NPC Acquisition Holdings, LLC.

By	/s/ Robert F. End
Name: Robert F. End
Title: Chairman

I, the undersigned, have received a copy of this Agreement. I both understand and agree to its contents.

James K. Schwartz	/s/ James K. Schwartz	May 12, 2010
(Name)	(Signature)	(Date)